Free Writing Prospectus
Filed Pursuant to Rule 433
Dated May 19, 2015
Registration Statement Nos. 333-189385 and
333-189385-06

$1.84+bln Ford Credit Auto Owner Trust 2015-B

Joint Leads:  BofAML, Citi, RBC

Co-Managers:  ANZ, BONY, Commerzbank

Selling Grp:  Mischler, Penserra

CL	$SIZE(MM)	WAL	PWIN	EXP	LGL	MDY/FITCH	SPRD	YLD%	CPN%	$Px
A1	440.000	0.29	1-7	12/15	6/15/16	P-1/F1+		0.350	0.35	100.00000
A2a	325.000	1.05	7-19	12/16	3/15/18	Aaa/AAA	EDSF +23	0.728	0.72	99.99280
A2b	265.000	1.05	7-19	12/16	3/15/18	Aaa/AAA	1mL +23			100.00000
A3	587.800	2.25	19-37	6/18	11/15/19	Aaa/AAA	iSWPS+22	1.167	1.16	99.99075
A4	132.590	3.36	37-45	2/19	8/15/20	Aaa/AAA	iSWPS+28	1.590	1.58	99.98445
B	55.270	3.87	45-48	5/19	10/15/20	Aa1/AA	iSWPS+60	2.051	2.04	99.99153
C	36.850	3.97	48-48	5/19	1/15/21	A1/A	iSWPS+75	2.229	2.21	99.96694
D	36.850	3.97	48-48	5/19	11/15/21	NOT OFFERED

EXPECTED SETTLE	:	05/26/15	REGISTRATION	:	A1: 144A. A2-C: PUBLIC
FIRST PAY DATE	:	06/15/15	ERISA ELIGIBLE	:	YES
DENOMS	:	A1:$100k/$1k A2-C:$1K/$1K	EXPECTED RATINGS	:	Moody’s/Fitch
PXG SPEED	:	1.4% ABS to Call	BBG TICKER	:	FORDO 15-B
BILL & DELIVER	:	RBC
CUSIPS 144A A1	:	34530V AA7
A2a	:	34530V AB5
A2b	:	34530V AC3
A3	:	34530V AD1
A4	:	34530V AE9
B	:	34530V AF6
C	:	34530V AG4

Class A1:

THE SECURITIES REFERENCED HAVE NOT BEEN REGISTERED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION DUE TO AN EXEMPTION OR EXEMPTIONS FROM REGISTRATION. A COPY OF THE PRELIMINARY OFFERING MEMORANDUM AND FINAL OFFERING MEMORANDUM (WHEN AVAILABLE) MAY BE OBTAINED BY ELIGIBLE INVESTORS FROM YOUR SALES REPRESENTATIVE AT RBC CAPITAL MARKETS, LLC.

Other Classes:

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus upon request.  The securities may not be suitable for all investors.  RBC Capital Markets, LLC and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.